EXHIBIT 6

Press Release, dated December 9, 2013

IAT REINSURANCE FileS ITS PROXY Circular, URGES SHAREHOLDERS TO VOTE THE BLUE PROXY FOR CHANGE AT MFC

New York, New York, December 9, 2013 - Mr. Peter R. Kellogg and IAT Reinsurance Company Ltd. (collectively, “IAT”) today filed its proxy circular (the “Circular”) in connection with the Annual General and Special Meeting of Shareholders (the “Meeting”) of MFC Industrial Ltd. (NYSE: MIL) (“MFC”) to be held on December 27, 2013 in Hong Kong.

IAT’s Circular details the compelling case for change at MFC and contains detailed information about IAT’s plan to unlock shareholder value, IAT’s nominees for the board of directors of MFC (the “IAT Nominees”), and the many strategic and governance failures that MFC’s current board has allowed to happen. IAT encourages shareholders to carefully consider the matters outlined in the Circular and highlights the following facts to shareholders. To keep current with further developments, shareholders can visit www.timeforchangeatMFC.com

Do Not be Distracted! This Vote is About Who is Best Positioned to Create and Unlock
Value for All Shareholders

In its proxy circular and press releases, MFC has gone into breathless overdrive, seeking to accuse IAT of a litany of infractions and put forth a number of paranoid conspiracy theories about IAT’s intentions. MFC’s fear mongering is quite simply a sad and transparent attempt to distract shareholders from considering a very simple proposition: – which slate of nominees is best positioned to create and unlock value for all shareholders?

As fellow shareholders, we know all too well about the current board’s history of value destruction. From January 1, 2008 up to November 30, 2013, a shareholder in MFC would have suffered a 51.38% decline in their investment, while MFC’s own chosen benchmark, the Russell 2000 Index, increased by 61.88%.

While MFC points to its accounting book value, the market has for some time been more focused on the current board’s inability to create consistent and meaningful returns, and shareholders have suffered as a consequence. MFC’s actions and even management’s public statements (including in MFC’s most recent proxy circular) suggest that they don’t care about MFC’s share price. Perhaps it is no wonder then that the current non-executive directors of MFC own little or no stock in MFC. Mr. Kellogg, one of the IAT Nominees, owns or controls 33% of MFC and shareholders can be assured that his interests will be directly aligned with their interests.

MFC needs a strong and experienced board to work with current management to improve strategic planning, execution and to comprehensively review the corporation’s portfolio of assets. In that regard, the IAT Nominees will bring an extraordinary level of professional experience, financial discipline, a history of value creation, strategic planning and execution skills.

When compared with the current board of MFC, the IAT Nominees clearly offer the best opportunity for unlocking and creating shareholder value. It’s time for change.

MFC’s Strategy has been Poorly Defined and Poorly Executed

MFC’s adoption of the supply-chain business strategy in 2011 was vague, risky and poorly executed. MFC announced a plan to derive 40-50% of its revenue from captive sources of commodities that it would otherwise own or control. MFC also stated that it intended to “spin out to the shareholders several assets not directly relevant to the global commodity supply chain operations, or to sell those assets and pay out a special distribution to the shareholders.”

Neither of these objectives have materialized.

MFC continues to hold assets that are not in-line with the supply-chain business model adopted in 2011. Despite poor and opaque disclosure, it appears that MFC’s principal revenue sources have remained unchanged since 2010.

MFC continues to hold non-core assets like Chinese eye-centers and medical supply services, German commercial real estate, and a Ugandan power plant. None of which are complementary to the global commodity supply-chain model. Moreover, an analysis of MFC’s entry and exit into several of its non-core businesses reveals a disturbing pattern of related party transactions.

IAT will recommend that the newly constituted board act quickly to determine if MFC’s current strategy and business model is appropriate, and to what extent certain assets should be rationalized or monetized.

The Governance Structure is Broken at MFC

The current board of MFC has allowed Michael Smith to act as the corporation’s Chairman, President, CEO and CFO. This is simply unacceptable from a governance and risk management perspective. It appears that many of the current directors are Mr. Smith’s long-time friends and business colleagues, bringing into question their independence. The current board has also failed to establish any objectives tied to executive compensation and, despite poor share performance, continue to approve annual bonuses and salary increases. MFC’s broken governance structure has allowed a series of deals to take place which should give all shareholders serious pause for concern.

We have undertaken a detailed review of MFC’s public disclosure record. From that review, it is clear that MFC’s corporate governance practices are dismal at best, and fall significantly short on almost all relevant “best practices” recommended for public companies. We invite shareholders to see the details of MFC’s failing corporate governance report card in the Circular.

The IAT Nominees will act as independent fiduciaries of MFC and serve in the best interests of the corporation and all shareholders – not the interests of management. All IAT Nominees are independent for purposes of applicable securities law and exchange rules and are also independent of MFC, and with the exception of Peter Kellogg, all IAT Nominees are independent of IAT.

MFC’s Board Continues to Fail to Engage with Shareholders

A simple illustration of MFC’s attitude towards shareholder engagement is that despite the majority of shares being held in the United States, incorporation in British Columbia and NYSE listing, shareholder meetings are regularly held in Hong Kong. Shareholders wishing to question management and the board of MFC will have to leave the continental United States on Christmas Day to reach Hong Kong in time for the December 27, 2013 Meeting. We asked MFC to reconsider the date and place of the meeting to permit more shareholders to attend, but our request was flatly ignored.

IAT has tried for two years to engage with MFC on numerous occasions and asked for more independent representation on the board. We were rebuffed at every turn. When IAT notified MFC, fellow shareholders and the market, of our intention to effect change on MFC’s board, we were met with a barrage of legal actions alleging technical disclosure violations, seeking to intimidate its largest shareholder and smear Peter Kellogg’s reputation. Even worse, on the same day MFC released its proxy circular, it announced that its current board unilaterally, and in our view illegally, amended its articles to disenfranchise all shareholders from their fundamental right to vote on the election of the corporation’s board. These actions, taken together, amount to nothing more than entrenchment and a desperate attempt to defend the current board using a suspect legal mechanism since the current board can’t defend itself on its abysmal track record.

Enough is enough. It’s time for change at MFC.

Fellow shareholders, we urge you to review the Circular, and join IAT in voting your BLUE proxy for real change at MFC. We expect the current board will continue to attempt to distract shareholders from their abject failure to create shareholder value. The only question before shareholders is whether the current board or the IAT Nominees are the best choice for generating shareholder returns.

Please cast your vote on the BLUE proxy today in support of the IAT Nominees and disregard any materials you may receive from MFC. In order to be counted, your vote must be deposited with MFC’s proxy tabulator prior to the proxy voting deadline of 4:00 p.m. (Hong Kong time) on Tuesday, December 24, 2013. However, in order to be deposited with MFC’s proxy tabulator we urge you to vote the BLUE form of proxy so that it is received by Okapi Partners LLC prior to 5:00 p.m. (New York time) on Sunday, December 22, 2013.

Even if you have previously deposited a white proxy or given voting instructions in support of MFC board nominees, you may still change your vote and support the IAT Nominees by voting your BLUE proxy or voting instruction form.

If you require assistance in casting your vote, or require replacement proxy materials, please call IAT’s proxy solicitation agent, Okapi Partners LLC at 1-855-208-8902, mfcinfo@okapipartners.com

To keep current with further developments, shareholders of MFC can visit www.timeforchangeatMFC.com

About IAT

IAT is a Class 3-A Bermuda-domiciled reinsurer. IAT’s head office is located at 48 Wall Street, 30th Floor, New York, NY 10005. IAT is an active underwriter of commercial and personal lines property and casualty reinsurance and insurance, directly and through its eight wholly-owned insurance subsidiaries domiciled and licensed in the US.

For further information, please contact Bruce Goldfarb or Pat McHugh at:

OKAPI PARTNERS 437 Madison Avenue, 28th Floor New York, N.Y., 10022 www.okapipartners.com
North American Toll-Free Phone:
1-855-208-8902
Email: mfcinfo@okapipartners.com
Facsimile: +1 212 297 1710
Outside of North America, Banks and Brokers Call Collect: +1 212 297 0720

Media:

Riyaz Lalani
Bayfield Strategy, Inc.
416-907-9365
www.bayfieldstrategy.com

Information in Support of IAT’s Public Broadcast Solicitation

The following information is provided in accordance with Canadian corporate and securities laws applicable to public broadcast solicitations. IAT is relying on the exemption under section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) to make this public broadcast solicitation.

This solicitation of your support is being made by IAT and is not by or on behalf of management of MFC.

The address for MFC’s head office is 1620-400 Burrard Street, Vancouver, British Columbia, V6C 3A6. The address for MFC’s registered office is Suite 1000 – 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2.

In addition to the Circular, IAT has filed this news release containing the information required by section 9.2(4) of NI 51-102 and has also filed a document containing certain of the information required by Form 51-102F5 – Information Circular in respect of, among other things, IAT’s Nominees in connection with their proxy solicitation made by public broadcast in respect of the IAT’s Nominees on SEDAR and for review at www.sedar.com under MFC’s profile.

Proxies may be solicited by IAT by broadcast, speech or publication, including websites and other media, as well as exemptions from the solicitation requirements under applicable securities laws.

IAT has entered into an agreement with Okapi Partners LLC (“Okapi”) pursuant to which Okapi has agreed to act as IAT’s proxy solicitor in the United States and Canada. Pursuant to this agreement, Okapi will receive an initial fee of $50,000, plus a customary fee for each call to and from shareholders. In addition, Okapi may be entitled to a fee upon the completion of IAT’s solicitation, as determined by IAT in consultation with Okapi.

The costs incurred in the preparation and mailing of the Circular and the solicitation will be borne directly and indirectly by IAT. However, IAT reserves the right to seek reimbursement from the MFC of its out-of-pocket expenses, including proxy solicitation expenses, incurred in connection with the Meeting, as applicable.

A registered holder of shares that gives a proxy may revoke it: (a) by completing and signing a valid proxy bearing a later date and returning it in accordance with the instructions contained in the form of proxy to be provided by IAT, or as otherwise provided in the Circular, once made available to shareholders; (b) by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing, as the case may be: (i) at the same address where the original form of proxy was delivered at any time up to and including the last business day preceding the day the Meeting or any adjournment or postponement of the Meeting is to be held, or (ii) with the chairman of the Meeting prior to its commencement on the day of the Meeting or any adjournment or postponement of the Meeting; or (c) in any other manner permitted by law.

A non-registered holder of shares will be entitled to revoke a form of proxy or voting instruction form given to an intermediary at any time by written notice to the intermediary in accordance with the instructions given to the non-registered holder by its intermediary.  It should be noted that revocation of proxies or voting instructions by a non-registered holder can take several days or even longer to complete and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form to ensure it is given effect in respect of the Meeting.

Neither IAT nor any of its managing members, directors or officers, or any associates or affiliates of the foregoing, has (i) any material interest, direct or indirect, in any transaction since the beginning of MFC’s most recently completed financial year or in any proposed transaction that has materially affected or will materially affect MFC or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the Meeting other than the election of directors.

Notice to United States Shareholders

This solicitation is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, this solicitation is made in the United States with respect to securities of MFC in accordance with Canadian corporate and securities laws and this press release has been prepared in accordance with disclosure requirements applicable in Canada. Shareholders of MFC in the United States should be aware that these Canadian requirements are different from the requirements applicable to proxy statements under the U.S. Exchange Act.

Forward-looking Statements and Information

Certain information included in, attached to or incorporated by reference into, this press release, may contain forward-looking statements or forward-looking information within the meaning of applicable securities laws, including in respect of IAT’s and MFC’s respective priorities, plans and strategies for MFC and MFC’s anticipated financial and operating performance and business prospects. All statements and information, other than statements of historical fact, included or incorporated by reference in this press release are forward-looking statements and forward-looking information, including, without limitation, statements regarding activities, events or developments that IAT expects or anticipates may occur in the future. Such forward-looking statements and other information in this press release are based on publicly disclosed information relating to MFC and we disclaim the accuracy and completeness of such information. These forward-looking statements and information can be identified by the use of forward-looking words such as “will”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe” or “continue” or similar words and expressions or the negative thereof. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements and information are based will occur or, even if they do occur, will result in the plans, results or performance expected.

IAT cautions readers of this press release not to place undue reliance on forward-looking statements and information contained in this press release, which are not a guarantee of performance, events or results and are subject to a number of risks, uncertainties and other factors that could cause actual results, performance or events to differ materially from those expressed or implied by such forward-looking statements or information. These factors include: changes in strategies, plans or prospects; general economic, industry, business and market conditions; changes in management and board composition; actions of MFC and its subsidiaries or competitors; the ability to implement business strategies and plans and pursue business opportunities and conditions in the commodity supply chain industry; the availability and pricing of commodities; the effects of competition and pricing; risks associated with volume growth and pricing; industry capacity and fluctuations in market supply and demand; inflationary pressures, including increasing utility and fuel prices; potential increases in maintenance and operating costs; potential legal and regulatory claims, proceedings or investigations; ability to realize any anticipated or planned cost savings; disruptions or changes in the credit or securities markets; risks and liabilities associated with financing, producing, sourcing, processing, transporting and storing commodities; timing of completion of capital and maintenance projects; changes in applicable laws and regulations; foreign currency and interest rate fluctuations; labour strikes or lock-outs or unexpected changes in labour productivity; and various other events that could disrupt MFC’s operations, including severe or unusual weather conditions, droughts, floods, avalanches, earthquakes, war, acts of terrorism and security threats. MFC’s shareholders are cautioned that all forward-looking statements and information involve known and unknown risks and uncertainties, including those risks and uncertainties detailed in the continuous disclosure and other filings of MFC with applicable U.S. and Canadian securities commissions, copies of which are available on EDGAR at www.sec.gov and SEDAR at www.sedar.com. IAT urges you to carefully consider those factors.

The forward-looking statements and information contained in this press release are expressly qualified in their entirety by this cautionary statement. The forward-looking statements and information included in this press release are made as of the date of this press release and IAT undertakes no obligation to publicly update such forward-looking statements or information to reflect new information, subsequent events or otherwise, except as required by applicable laws.